UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2014

The Providence Service Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

64 East Broadway Blvd., Tucson, Arizona	85701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (520) 747-6600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 31, 2014, The Providence Service Corporation (“Providence”), announced that it has entered into a Share Sale Agreement (the “Sale Agreement”), dated as of March 31, 2014, pursuant to which it will purchase all of the outstanding equity of Ingeus Limited (“Ingeus”), and an Australian Share Sale Agreement Side Deed (the “Side Deed”), dated as of March 31, 2014, pursuant to which, effective as of the closing, it will guarantee the obligations of its newly-acquired, wholly-owned subsidiary, Ingeus Europe Limited, in that subsidiary’s purchase of the share capital of Ingeus UK Limited from Deloitte LLP. Ingeus, based in Australia, is recognized as a pre-eminent distributed work force development company and market leader in outsourced employability programs, operating in the social improvement, employment and welfare services markets.

Pursuant to the Sale Agreement and the Side Deed, Providence will pay a purchase price comprised of (i) a GBP £35 million cash payment at closing, (ii) the issuance at closing of restricted shares of Providence common stock and payment of cash with a combined value of GBP £14,345,794, subject to a vesting schedule of 25% per year over a four year period and (iii) contingent earn-out consideration of up to GBP £75 million, payable over a five year period, based on the achievement of certain levels of Ingeus’ earnings before interest, taxes, depreciation and amortization and other defined criteria.

The Sale Agreement contains customary representations and warranties of the parties and customary covenants regarding the conduct of business by Ingeus prior to the closing and other typical matters. Following the closing, Providence will have certain rights to indemnification for breaches of representations and warranties and other matters, subject to defined caps and time and other limitations. The Sale Agreement is subject to termination under customary circumstances, including if the closing is not consummated on or prior to August 1, 2014, by the nonbreaching party if Providence, on the one hand, or the sellers, on the other hand, breach their representations and warranties under certain circumstances or by Providence if Ingeus experiences a Material Adverse Effect, as defined by the Sale Agreement. The Side Deed terminates upon the termination of the Sale Agreement.

The acquisition is expected to close in the second quarter of 2014, subject to customary regulatory approvals and closing conditions, including the performance by the parties of their obligations under the Sale Agreement and the material accuracy of each party’s representations.

The foregoing description of the Sale Agreement and the Side Deed does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Sale Agreement, which is filed as Exhibit 2.1, and Side Deed, which is filed as Exhibit 2.2, to this Current Report and are each incorporated herein by reference.

Item 8.01	Other Events.

On April 1, 2014 Providence will hold a conference call to discuss the details of the acquisition of Ingeus. Exhibit 99.2 to this Current Report contains a presentation that will be used during that call. The presentation includes references to adjusted EBITDA of Providence for fiscal 2013 and certain prior periods and on a pro forma basis taking into account the transaction. Adjusted EBITDA is a non-GAAP financial measure. For a discussion of the adjusted EBITDA of Providence and a reconciliation to net income, the most comparable GAAP measure, please see the annual report on Form 10-K of Providence for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission on March 14, 2014.

Item 9.01	Financial Statements and Exhibits

2.1	Share Sale Agreement, dated as of March 31, 2014, by and among Providence, Pinnacle Australia Holdco Pty Ltd, Thérèse Virginia Rein, Gregory Kenneth Ashmead, and Michael Maurice Morris.

2.2

Australian Share Sale Agreement Side Deed, dated as of March 31, 2014, by and among Providence, Pinnacle Australia Holdco Pty Ltd, Thérèse Virginia Rein, Gregory Kenneth Ashmead, Michael Maurice Morris, and Deloitte LLP.

99.1	Press Release dated March 31, 2014

99.2	Investor presentation dated April 1, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date: April 1, 2014	By:	/s/ Robert E Wilson
	Name:	Robert E. Wilson
	Title:	Chief Financial Officer